Exhibit 99.1

Targacept Reports Third Quarter 2006 Financial Results

- NNR Analyst Day Scheduled for December 7, 2006 -

Winston-Salem, North Carolina, November 9, 2006 – Targacept, Inc. (Nasdaq: TRGT), a clinical-stage biopharmaceutical company developing a new class of drugs known as NNR Therapeutics™, today reported its financial results for the third quarter ended September 30, 2006.

Targacept reported a net loss of $4.9 million for the third quarter of 2006, compared to a net loss of $6.9 million for the third quarter of 2005. For the nine months ended September 30, 2006, Targacept reported a net loss of $14.7 million, compared to a net loss of $22.5 million for the comparable period in 2005. As of September 30, 2006, cash, cash equivalents and short-term investments totaled $58.8 million.

“We remain encouraged by the advancements made in our portfolio of NNR Therapeutics for the treatment of a broad range of central nervous systems diseases and disorders,” said J. Donald deBethizy, Ph.D., Targacept’s President and Chief Executive Officer. “Earlier this month, we filed a Clinical Trial Authorization application to initiate clinical development of our fourth clinical-stage compound, TC-2216, a novel product candidate for depression and anxiety disorders that acts selectively at the alpha4beta2 NNR. In addition, we continue to anticipate that AstraZeneca’s safety and product characterization studies of our lead product candidate, TC-1734 (AZD3480), should be completed in or before the first quarter of 2007.”

Recent Highlights:

Collaboration with AstraZeneca

•	AstraZeneca continued to carry out its safety and product characterization studies of TC-1734 (AZD3480), Targacept’s product candidate for the treatment of Alzheimer’s disease and cognitive deficits in schizophrenia.
•	Progressed the preclinical research collaboration designed to discover and develop additional compounds with pharmacological activity similar to TC-1734 (AZD3480) on course to meet or exceed established objectives for the first year.

Internal Product Development Pipeline

•	Announced positive top line results of the Phase II clinical trial of mecamylamine hydrochloride as an augmentation therapy to citalopram hydrobromide, a treatment combination known as TRIDMAC™, for major depression.
•	Conducted activities to support the planned initiation of a Phase II clinical trial of TC-2696, a product candidate for acute post-operative pain, in molar extraction patients by the end of the year.
•	Filed a Clinical Trial Authorization application to initiate clinical development of TC-2216.
•	Continued to advance the late preclinical product candidate TC-5619, a novel compound selective for the alpha7 NNR, toward the planned initiation of clinical development in 1H07.

Corporate Developments

•	Added Alan W. Dunton, M.D., a seasoned pharmaceutical executive with considerable product development experience, to the board of directors.
•	Presented two scientific posters supporting Targacept’s leadership position in NNR research at the 36th Annual Meeting of the Society for Neuroscience.

Financial Results

Targacept reported a net loss of $4.9 million for the third quarter of 2006, compared to a net loss of $6.9 million for the third quarter of 2005. The net loss for both periods reflected Targacept’s adoption of Statement of Financial Accounting Standard No. 123(R), relating to stock-based compensation expense, effective January 1, 2005. Targacept had non-cash, stock-based compensation expense of $298,000 for the third quarter of 2006 and $104,000 for the third quarter of 2005.

Revenue totaled $998,000 for the third quarter of 2006, compared to $338,000 for the comparable period in 2005. This increase was principally due to the recognition of $399,000 in revenue under Targacept’s collaboration agreement with AstraZeneca in the 2006 period, and an increase of $262,000 in grant revenue. For the nine months ended September 30, 2006, Targacept reported revenue of $2.2 million, compared to $941,000 for the comparable period in 2005.

Research and development expense totaled $5.3 million for the third quarter of 2006, compared to $6.2 million for the comparable period in 2005. Research and development expense for the 2006 period reflected a decrease of $2.3 million in expense relating to TC-1734 (AZD3480) as a result of the assumption by AstraZeneca of development costs under Targacept’s collaboration agreement. This decrease was partially offset by an increase in expense relating to TC-2696, TC-2216 and TC-5619 of $250,000, $296,000 and $169,000, respectively, and by increased salary and benefit expense for research and development personnel and increased third-party service, supply and infrastructure costs incurred in connection with the preclinical research collaboration with AstraZeneca. Research and development expense was $14.7 million for the nine months ended September 30, 2006, compared to $18.6 million for the comparable period in 2005.

General and administrative expense totaled $1.2 million for the third quarter of both 2006 and 2005 and $3.7 million for the nine months ended September 30, 2006, compared to $3.6 million for the comparable nine-month period in 2005.

Interest income totaled $807,000 for the third quarter of 2006, compared to $300,000 for the comparable period in 2005. The increase was attributable to a substantially higher average cash balance during the 2006 period following completion of Targacept’s initial public offering in April 2006 and, to a lesser extent, higher short-term interest rates. Interest income was $1.8 million for the nine months ended September 30, 2006, compared to $898,000 for the comparable period in 2005.

Updated 2006 Financial Guidance

Based on current operating plans, expected timing and cost of clinical trials and other product development activities, we now anticipate that we will finish 2006 with at least $50.0 million in cash, cash equivalents and marketable securities. We had previously provided guidance that we expected our year-end cash, cash equivalents and marketable securities balance would be in the range of $46 million to $50 million.

NNR Analyst Day

Targacept will host a Neuronal Nicotinic Receptor (NNR) Analyst Day in New York on December 7, 2006. This event will focus on developments and potential therapeutic applications in the NNR field. Scheduled speakers include Targacept scientists and other leading NNR researchers, as well as a representative from Targacept’s collaborator, AstraZeneca. Targacept plans to announce access information for a live webcast of this event in the coming weeks. For additional information, please contact Jo Peay at Targacept at 336-480-2102 or jo.peay@targacept.com.

Conference Call

As previously announced, Targacept will be hosting a conference call and webcast today, November 9, 2006, at 5:00 p.m. ET. A live webcast of the conference call will be available on the Investor Relations page of Targacept’s website, www.targacept.com. An archived version of the webcast will also be available on the Event Calendar section of the Investor Relations page of Targacept’s website for at least two weeks following the call.

The conference call may be accessed by dialing 866-510-0704 for domestic participants and 617-597-5362 for international callers (reference passcode 44122177). A replay of the conference call may be accessed through November 23, 2006 by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers (reference passcode 53769085).

About Targacept

Targacept is a clinical-stage biopharmaceutical company that discovers and develops NNR Therapeutics™, a new class of drugs for the treatment of central nervous system diseases and disorders. Targacept’s product candidates selectively modulate neuronal nicotinic receptors that serve as key regulators of the nervous system to promote therapeutic effects and limit adverse side effects. Targacept has product candidates in development for Alzheimer’s disease and cognitive deficits in schizophrenia, pain and depression and multiple preclinical programs. Targacept is located in Winston-Salem, North Carolina. Targacept’s news releases are available on its website at www.targacept.com.

Forward-Looking Statements

Any statements in this press release about expectations, plans and prospects for Targacept, Inc., including, without limitation, statements regarding the timing for completion of additional safety and product characterization studies of TC-1734 (AZD3480) conducted by AstraZeneca, the progress, timing and scope of research and development programs and related regulatory filings and clinical trials, and all other statements that are not purely historical in nature, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “promise,” “continue,” “ongoing” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those expressed or implied by forward-looking statements as a result of various important factors, including our critical accounting policies and risks and uncertainties relating to: the amount and timing of resources that AstraZeneca devotes to the conduct of its safety and product characterization studies of TC-1734 (AZD3480) and to any subsequent development of TC-1734 (AZD3480); AstraZeneca’s right to terminate our collaboration agreement based on the results of the safety and product characterization studies and all other available information with respect to TC-1734 (AZD3480); AstraZeneca’s right in the future to terminate the preclinical research collaboration that we and AstraZeneca are currently conducting prior to the end of the planned four-year term; the results of nonclinical studies and assessments and clinical trials with respect to our current and future product candidates in development;

the conduct of clinical trials, including the performance of third parties that we engage to execute the trials and difficulties or delays in the completion of patient enrollment or data analysis; and the timing and success of submission, acceptance and approval of regulatory filings. These and other risks and uncertainties are described in greater detail under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q and in other filings that we make with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. We caution you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statements in this release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We anticipate that subsequent events and developments may cause our views to change. Although we may elect to update these forward-looking statements publicly at some point in the future, whether as a result of new information, future events or otherwise, we specifically disclaim any obligation to do so, except as required by applicable law. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

Contacts: Alan Musso, VP and CFO Targacept, Inc. Tel: (336) 480-2186 Email: alan.musso@targacept.com	Michelle Linn Linnden Communications Tel: (508) 419-1555 Email: linnmich@comcast.net

TARGACEPT, INC

Condensed Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Total operating revenues	$998	$338	$2,194	$941
Operating expenses
Research and development	5,297	6,226	14,653	18,608
General and administrative	1,221	1,159	3,720	3,620
Transaction charges	—	—	—	1,635
Cost of product sales	132	123	301	244

Total operating expenses	6,650	7,508	18,674	24,107

Operating loss	(5,652)	(7,170)	(16,480)	(23,166)
Interest income, net	786	250	1,760	702

Net loss	(4,866)	(6,920)	(14,720)	(22,464)
Preferred stock accretion	—	(2,814)	(3,333)	(8,424)

Net loss attributable to common stockholders	$(4,866)	$(9,734)	$(18,053)	$(30,888)

Net loss per share attributable to common stockholders—basic and diluted	$(0.25)	$(37.02)	$(1.54)	$(118.30)

Weighted average common shares outstanding—basic and diluted	19,118,854	262,973	11,731,445	261,094

TARGACEPT, INC

Condensed Balance Sheets

(Unaudited, in thousands)

	September 30, 2006	December 31, 2005 (1)
Cash, cash equivalents and short-term investments	$58,785	$24,851
Prepaid expenses and other current assets	2,566	890
Property and equipment, net	2,105	1,747
Other assets, net	485	513

Total assets	$63,941	$28,001

Current liabilities	$7,227	$5,210
Noncurrent liabilities	8,890	1,644
Redeemable convertible preferred stock	—	183,628
Total stockholders’ equity (deficit)	47,824	(162,481)

Total liabilities, redeemable preferred stock and stockholders’ equity	$63,941	$28,001

(1)	Condensed balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.